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Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

        Operator: Good morning ladies and gentlemen and thank you for standing by. Welcome to the UnitedGlobalCom year-end 2003 Investor Call. This conference call and associated webcast is the property of UnitedGlobalCom Incorporated. Any redistribution, retransmission, or rebroadcast of this call or webcast in any form without the expressed written consent of UnitedGlobalCom Incorporated is strictly prohibited. At this time, all participants are in a listen-only mode. Following today's formal presentation, instructions will be given for a Q&A Session. If anyone needs assistance at any time during the conference call, please press "*" then "0" for operator assistance. As a reminder, this conference call is being recorded today March 15th, 2004. I would now like to turn the conference call over to Mike Fries, President, and Chief Executive Officer for UnitedGlobalCom. Please go ahead sir.

Michael Fries, President and Chief Executive Officer

        Thank you and good morning or good afternoon, wherever you might be. On the call with me today are the typical crew, Gene Schneider, our Chairman; Rick Westerman and Charlie Bracken who are now Co-CFOs, we announced today, of UGC, which we thought made a lot of sense, given the recent combination of our businesses with Europe; Gene Musselman, the President of our Broadband Division in Amsterdam; and Shane O'Neill, Head of Strategy in London.

        Before I get into the content of the call, I am going to turn it over to Rick to make some comments about the Safe Harbor as well as call logistics. Rick?

Frederick Westerman, Co-Chief Financial Officer

        Thanks, Mike. First, I'd like to point out that the slides that we'll be speaking to can be found on our website at unitedglobal.com under the Investor Relations Section. On page 1 of our slides, we have our standard forward-looking statements language and in the appendix of the presentation, which starts on page 17, we've got definitions and reconciliations for non-GAAP numbers as well as some supplementary financial information that we thought investors would find helpful. I'll turn it back over to Mike.

Michael Fries, President and Chief Executive Officer

        Okay, thanks. The format for the call today will be somewhat streamlined. I am going to review the 2003 results, both the numbers and our key operational achievements and challenges. I'll provide a brief update on where we stand with some key initiatives in 2004, then lay out our guidance for the year, provide some color on our announcement this morning that we signed up the Noos transaction in France, and then get to your questions hopefully in about 15 plus minutes or so.

        Starting perhaps with an organizational update, and I am on Page 3 of the slide presentation. I think it's fair to say that 2003 was a transformational year for UGC, and the company you see today is extremely healthy from a financial and operational and strategic point of view. Much of that is due to the frenzy of corporate development activity over the last 6 months beginning with the completion of our European balance sheet restructuring in September. Then in December, of course, we acquired the minority interest in Europe, resulting from that restructuring and among other benefits this has greatly simplified our financial reporting and management structure.

        In January Liberty took control of the board of UGC and later in that month we improved our European credit facility by pushing out €1 billion of amortization out to 2009 and enhancing our covenant flexibility. Of course last month we raised 1 billion of equity proceeds through a rights offering which further strengthened our capital position and also provides us with the ability to pursue some strategic opportunities. I think it goes without saying that Liberty has been a significant supporter of ours throughout all of these transactions, both from a capital and strategic point of view. I think, as the chart indicates, they now sit at approximately 55% economic ownership and over 90% voting control.

        I am sure by now most of you are aware of their announcement this morning regarding their intention to spin off their international businesses including their 55% ownership position in us to a new company called Liberty Media International. I guess I'd say from a UGC point of view the transaction in and of itself should have no immediate impact on our management team, our board composition, or our strategic direction and in fact I think will result in several benefits and the not the least of which is the heightened focus on our business by John (John Malone, Chairman Liberty Media) and Dob (Robert Bennett, Pres. & CEO, Liberty Media) and Liberty's shareholders. So, we're excited about where Liberty is taking their international businesses and we certainly look forward to working even closer with them if that's possible since we certainly work pretty close with them now.

        Jumping into the 2003 results beginning with our subscriber activity for the year on Page 4, hopefully the slide will turn for you there. There are a lot of numbers here so, I will draw your attention to a few key highlights, starting with our footprint. We ended the year with 12.7 million homes passed. About 65% of those are two-way or about 7.5 million. I'd also point out that we added over 620,000 two-way homes in 2003, the vast majority of which were in Central and Eastern Europe where we are still only 30% rebuilt versus nearly 80% in Western Europe as an example.

        We ended the year with 9.2 million total RGUs, representing a net gain of 316,000. Just under 50% of these customers were added in the fourth quarter. So, we are definitely returning to more normalized subscriber growth and I'll talk more about that in a minute. Over 50% of these subscriber adds were high-speed Internet customers where we are rapidly approaching the 1 million subscriber mark, pretty big milestone.

        The total data penetration today across all of our businesses is 12%, but that number, as you'd expect, is skewed. It is skewed higher in Western Europe where we're as high as mid-20s in many markets, lower in Chile, where we sit at mid-teens, and obviously, lower in Eastern Europe where we've only recently launched high-speed data and we are in the high single-digits. So, you need to take that 12% with a grain of salt.

        I'd also point that we added just under 90,000 basic video subs in 2003, if you aggregate our analog and DTH customer base. That's just over 1.2% growth for the year, which I think is even better when you consider that we went backwards last year in our largest market, Holland, as a result of the new billing platform and the non-paid cleanup activity we spoke so much about last year and that's obviously turned around. Just the last comment I'd make on this slide is if you look at our results on a regional basis, you'll see that Chile added 126,000 subs, 85% of which were high-speed Internet or voice subscribers. Telephony penetration there now is about 27% and this is the fourth year in a row that we've added over 100,000 subs in Chile. So, we are obviously very pleased with those results.

        Page 5, provides a summary of our year-end financial results. We reported $1.9 billion in revenue, up 25% from 2002. Approximately 70% of that growth was related to the appreciation of the euro, which means we grew at about 8% on a functional currency or organic basis and I will show you some more detail on that in a few slides. OpEx was largely flat despite the currency movement and we generated approximately $630 million of adjusted EBITDA, an increase of 112%. On a functional currency basis, so excluding the impact of the euro et cetera, EBITDA growth was still over 80%.

        Our EBITDA margin reached 33%, that's about a 13-point improvement year-on-year. And with CapEx largely flat, we generated $59 million in free cash flow after interest and working capital. So that's our first full year of free cash flow, a nearly $700 million improvement in free cash flow over 2002, and a $1.7 billion improvement in free cash flow over 2001.

        Page 6 uses the same format to summarize our fourth quarter results and I am noticing that the slides are a little bit delayed here, so I'll try to give you a heads up for that. The chart looks very similar to the prior page from a growth point of view. A few key numbers: revenue for the quarter, $516 million versus $402 million for the same period last year, and EBITDA reached $186 million which on a run rate basis equates to $744 million of run rate EBITDA based on the fourth quarter. And lastly, you can see that our EBITDA margin picked up another 3 points to 36%. So, the fourth quarter numbers in of themselves are very strong.

        The next 2 slides present our revenue and EBITDA results on both a segment basis and a local or functional currency basis. This is an attempt to try to peel the onion for you a little bit. Starting with revenue on page 7, the tables on the left, when the slide pops up you will see, present revenue results by division in US dollars. And you'll see that our UPC Broadband division or our Cable Systems in Europe generated over 80% or $1.5 billion dollars of our total revenue, with our European Media division and our Chilean operation making up the balance. You move to the table on the right hand side you will see that growth in each division in their local or functional currency, and UPC broadband generated 8% revenue growth in Euros for the year, reaching €1.35 billion. And our chellomedia division, which contains our Internet Access Portal, our Media and Content investments as well as our CLEC operation was flat. And the primary reason it was flat was the decline in our CLEC revenue of 10% as we exited low margin businesses. The actual chellomedia business itself minus CLEC was up 18% and you will see Chile up 23% as well year-on-year.

        A couple other key observations on this slide. If you aggregate our broadband or cable television-only results, sort of MSO results in Europe and Chile, we generated revenue growth of over 11% for the year in local currencies. About 1/3 of that was activity driven or customer driven, but 2/3was ARPU or price related. I'd also point out that ARPUs per RGU in Europe now, sort of net of VAT or sales tax, just under €14 and as high as €16.50 or almost $20 in Western Europe.

        The last point I would make is we do intend to start reporting customer or household information, and I'll just give you a flavor for ARPUs per customer or household in January, and you'll see why we think this is an important measure going forward. In the Netherlands, Norway, and Sweden, for example, we are generating approximately €20 or $25 out of each household. In Austria, where we have over 1.5 RGUs per customer, so good bundling results there, we're just under €35 or $44 per household. Those are big improvements and a long way from the single-digit ARPU world we operated in not too long ago.

        Page 8 presents our EBITDA results in the exact same format. On the left hand side, you'll see EBITDA results by division. Europe generated $573 million or 90% of the total EBITDA for the year of $629 million. Broadband division doubled EBITDA, chellomedia broke through to positive EBITDA, you'll see those numbers, and Chile generated $70 million of EBITDA, an improvement of 67% over 2002.

        And, then the right hand side, presents the same data in local currencies. You will see that Europe's EBITDA growth was just under 80% in euros. Now we exceeded our guidance target with €505 million of EBITDA for the year. In the fourth quarter, our EBITDA in Europe was €140 million or €560 million on a run rate basis, and that's before the full impact of 113,000 RGUs added in the fourth quarter, and before the impact of the rate increases that are announced, and that we're working our way through on the Dutch operations, and I'll speak to that in a moment. And lastly, you can see that Chile's growth was entirely organic as the EBITDA increase in pesos was the same as dollars about 65% year-on-year.

        Slide 9 shows you our leverage and liquidity position at the end of the year and on a pro forma basis for several recent events. Starting with the column on the left, you'll see that we ended the year with total debt in US dollars of $4.35 billion and total cash of approximately $340 million. On a full year basis, our leverage or net debt to EBITDA was 6.4 times and on a fourth quarter annualized basis the figure was 5.4 times. You have to keep in mind that our EBITDA is calculated using an average euro for the year of 1.14, whereas our year-end debt position was converted at the then current rate of 1.26.

        Then the column on the right shows these same figures on a pro forma basis. So, taking into consideration, the recent restructuring of the balance sheet of our Polish subsidiary, for example, and the repayment of Liberty's loan to us our debt was $4 billion. Our current cash position is just over $1.3 billion after the rights offering in February and several smaller transactions. So on a pro forma basis, our net debt is about $2.7 billion and our net debt to EBITDA at year-end was 4.3 times for the full year and 3.6 times on a fourth quarter annualized basis. This is obviously a dramatic improvement, but even a little lower than our stated target of approximately 4 to5 times. And as we indicated, we do intend to use a sizable portion of our cash for acquisitions in Europe. I can tell you that everything we are looking at today would be largely neutral to our debt position, given our expectation that we'll only be able to leverage acquired cash flow in a 4 plus range.

        At the bottom of the chart you'll see some additional figures representing uncapped liquidity beyond our cash position. 2 major items here, our revolver capacity in Europe of $550 million and our 2 large public holdings, Austar and SBS, now with a market value of $470 million. That brings total cash and other liquidity to $2.3 billion today.

        Before jumping into our key initiatives for 2004, I thought it would be useful to lay out quickly a little scorecard of achievements and challenges last year and you can see them identified here in the boxes. I'll just speak to where we think we've succeeded here. And certainly we succeeded in restructuring both our financial and our operational condition and that's evidenced by the pretty significant improvement in our leverage and our operating margins. We simplified our corporate management structure, we made huge strides in harmonizing our cable rates in our largest market, Netherlands, and our customer care initiatives are really paying off, in particular in the Netherlands where Gene Musselman is spending half his time at least over the last 6 months, improving the cost structure and driving the sales engine.

        And lastly, of course, we hit the numbers, on the EBITDA and cash flow front. So where do we fall short, I guess there is 3 things I would point out. We did not hit our subscriber growth targets for the year and there are several factors behind this, not the least of which was a fair amount of distraction on the corporate side of our business, which is behind us. You'll see that we have successfully reignited that flame though in the fourth quarter and it's still burning pretty strong, I'll talk about that. We were late to launch some important new products, including lower priced data tiers in many of our Western European markets and now while we've rectified that, we did lose a little time and some market share to competitors. And our networks and systems, while world class, we are a little stretched. So, they have taken up a lot more of our attention in 2004.

        The next slide, when it loads up you'll see, is a good segue and it shows our key initiatives and where we stand on those key initiatives through the year. Beginning with top-line growth, we've said it many times, we think our cost structure is about right and a lot more efficient than our peers and one of our main opportunities is to continue harvesting our footprint and doing so at a faster clip than the last 2 years. So, we are making progress on 3 key drivers in that regard, on the rate increase front, we announced today that we've reached an agreement with the city of Amsterdam, which we believe will pave the way for harmonization of the remainder of our Dutch cities.

        RGU growth was strong in the fourth quarter and has continued through 2004, all I can say is that we are ahead of budget in nearly every product and every market at this point. With the Dutch billing situation of last year behind us, we are seeing good churn results, we still operate with an aggregate monthly churn of well below 1%. We are also making headway in the bundling front. We've launched bundle packages in 4 countries and we'll have the balance launched this year. Just a little anecdote, today currently we're generating about 22% of our sales in the Netherlands are bundled sales. That number was close to 0 not long ago. So the initiatives are kicking in.

        One of the drivers behind this recent growth though is obviously the launch of new products and services, I've talked a lot and often about the competitive situation in the European data market. And we've now launched light versions of our high speed internet products in 8 of our 10 markets, and continue to refine that offering with both speed increases and adjustable use policies that allow us to throttle data limits wherever we can. The good news is we are seeing dramatic improvement and increases in our sales figures as the dial-up market converts faster than we anticipated.

        Launched a VoIP trial in the Netherlands, plan to be commercial with this packet cable service by late summer as wells as a SIP-based service in Eastern Europe by late summer. So, VoIP is working.

        And lastly we've made strides in the digital front. We launched a Head-In-The-Sky digital service in France. That's significantly outsold our expectations the first couple of months of the year and we are examining as I've mentioned the possibilities of bringing our digital platform in Holland to a larger number of homes as box cost and technology cost come down.

        We remain squarely focused on improving our networks and systems. We are in the midst of a EuroDOCSIS swap out across all of Europe which will see our platform become almost 100% EuroDOCSIS compatible. We've mentioned the customer service. We've got our Derby billing system now in 4.3 million RGUs.

        And now with some clear sailing we also are evaluating as I think it's clear and as John mentioned today, some ways of prudently expanding our footprint and taking advantage of the scale and of our operating network platform, I'll speak in a minute about the Noos transaction. We are looking at several other opportunities. And I'd characterize all of those as strategically sound, operationally synergistic and/or financially attractive. The 2 other means of expanding our footprint are new builds and off-net opportunities. We are planning some robust new build and upgrade activities this year, you can see the numbers. And with strong brands like chello we are actually looking at using our expertise to drive sales off our own network where it makes sense.

        And then lastly, on the capital structure, we have already achieved the two main objectives; raising the equity proceeds, increasing the float to 350 million shares, and stretching out the amortization of our bank facility. So we're obviously making good headway on that.

        With that as background, we are announcing our 2004 guidance targets today. On the customer side, we are estimating net gain of 500,000, which includes Europe and Chile. That represents a 60% improvement over 2003 and excludes acquisitions. Clearly, Internet will be a key driver of this growth, if we achieve these RGU results, we are forecasting 10% revenue growth in the local or functional currencies, so excluding, FX impact and excluding acquisitions.

        Then on the EBITDA front, we are forecasting 20% plus growth this year, again in the local currency and excluding acquisitions. So taking that one step further, if you assume an average euro for the year of $1.20, which today, it's at $1.25, and a Chilean peso of 650, we would generate $800 million in EBITDA for 2004, a 27% increase in EBITDA over 2003 in US dollars.

        Capital expenditures will increase slightly as a result of the increased customer activity but should still approximate about 20% of revenue and then lastly, we do expect to continue to generate positive free cash flow. That's obviously an important measure to us as it is to you.

        Then to help put our results and our guidance into perspective, I am on the next slide now, we've done some benchmarking with our publicly traded peers in the US and Europe. And when the slide pops up, you will see that we show here revenue and EBITDA growth for 2003 and 2004 for a group of what we call Tier 1 and Tier 2 operators, which are listed below.

        To summarize, I think, on the revenue front, you will see that the average MSO grew 10% in 2003, which is largely consistent with our 11% growth in our core cable operations last year and our guidance of 10% this year. Of course, in dollars, we grew much higher, we were 25% in '03, 17% in '04. On the EBITDA growth side, the average ranges from 10% to 24% in 2003 compared to our 80% in local currency and 112% in US dollars are clearly in a different league there. 2004 gets more interesting where the average operator is forecasting between 11% and 15% EBITDA growth. We expect to be well north of 20% in local currency and using our expected FX rates, up 27% this year in dollars. And the last column shows trailing leverage multiples. Punch line here is that on a pro forma trailing 12 month basis, we are in the same class as Comcast, Cox and Cablevision at 4.3 times net debt to the EBITDA level.

        So, these last few slides flush out the story a little bit on the transaction we announced this morning in France and for those who did not see it, we have agreed to purchase Noos, France's largest cable operator from Suez who will retain a 20% stake in our combined French operations. The purchase price is set at an enterprise value of 7.25 times run rate 2004 EBITDA at closing. So, if we closed in July, for example, the end of July, we would take EBITDA results for the 7 months and annualize them and multiply that by 7.25 to the get to the enterprise value.

        But, we'd also point out that we have a walk away right if that EBIDTA number is less than €70 million and that equates to a €508 million price essentially, floor price, that we can walk away if it's below that. And the price is capped at €660 million, which equates to just over €90 million of EBITDA. So, between €70 million and €90 million of EBITDA we think the number will be somewhere in between, but the multiple stays the same. For the purposes of Suez's 20% stake, our French business will be valued on the same basis. The transaction will require EU approval prior to closing which is planned sometime in the third quarter.

        As I mentioned, the next slide, Noos is the largest cable operator in France. So, this slide shows you some of the key facts of the asset and rationale for the transaction. With over 1.2 million total RGUs, they control roughly 30% of the market in France. The company has done a great job actually of launching new services, they have over 400,000 digital and 200,000 high speed internet subscribers today. One of the most attractive elements of the deal is Noos' footprint in Paris which represents over 2/3 of their network and 80% of their customer base. Unlike many of the smaller markets that we operate in for example, Paris represents a demographically and geographically attractive cable market. And while we do plan on spending capital to bring the Noos network up to our own technical standards, it is largely today rebuilt for digital and data.

        Lastly, the company experienced a nice turnaround in 2003 that generated just under €300 million in revenue and €56 million of EBITDA. And again, based on the agreed transaction price, trailing run rate EBITDA closing will be between €70 million and €90 million and we think it will be somewhere between that. The rationale for this deal I think is pretty straightforward. Noos is the premier cable operator in Europe's third largest market. That goes without saying. The company has a strong competitive position vis-à-vis satellite and DSL as compared to other operators by virtue of among other things its Paris footprint. Combined with our own French business, we will have over 1.8 million RGUs, 400 million of revenue, and a very meaningful opportunity to drive operating and network synergies. I think all things considered, 7.25 times EBITDA, we think, trailing EBITDA, that price is right, and that's before synergies, which I think as John alluded to on the Liberty call this morning, we expect that to drive almost 1.5 multiple points off that acquisition price.

        So in conclusion, I'll repeat 2003 for us was a transformational year. From any angle, I think it's clear we radically improved the stability and the growth potential of the company by substantially reducing our leverage, simplifying our organization financially and operationally, and turning around our cash flow $1.7 billion for example over the last 2 years in free cash alone. With much of the heat and the light generated from the restructuring activity behind us, we are all dedicated 100% of our time now to achieving the operational and strategic goals that I have talked about and this is already paying off.

        We had a strong fourth quarter on the subscriber front, we are aggressively rolling out new data and digital products, by the third quarter we'll be live with VoIP. We've demonstrated a keen ability I think over the last couple of years to cut costs and run a lean ship and that is serving us well as we grow the top line and the fourth quarter margin I think illustrates that ideally. As strategically, we expand and we are definitely going to expand our footprint where it makes sense in a prudent and disciplined way.

        While we are not very far into the new year, I will tell you we are hitting at all cylinders, momentum from the fourth quarter has carried over on the sales side, so that is good news. We are making strides in all the key initiatives that I walked through. So all in all, we are pleased with the results. I might just close, take a minute to recognize what I have regarded the strong, talent, and leadership of our senior management team many of whom are on the call here. I mean I am not sure we could have a more capable or dedicated or motivated group of executives, whatever success we have achieved and certainly our ability to take advantage of the opportunities in front of us will be due in large measure to their dedication and talent, I just want to take this opportunity to acknowledge them for the great work they have done. So that concludes the prepared remarks and we are happy at this point, Operator, to take questions.

QUESTION AND ANSWER SECTION

        Operator: Ladies and gentlemen, if anyone has a question, please press "*" then the number "1" on your telephone keypad. Questions will be taken in the order they are received. If you would like to withdraw your question, please press "*" then the number "2". One moment please, for your first response.

        Our first question is from Frank Knowles with New Street

        <Q—Frank Knowles>:    Yes, hi, I'm Frank Knowles from New Street. Actually 2 questions, 1 could you expand a little bit on the impact on ARPUs of the new light product in broadband in Europe, how you, do you think that volume increases will offset the reduction in ARPU there over time? And secondly, if you could expand a bit on further consolidation opportunities in France, obviously there is a few other systems around there with owners who would be quite keen to sell by the looks of it, what your plans would be there?

        <A—Michael Fries>:    Sure, on the ARPU question, you know, clearly, if you looked at our pricing today, historically our ARPUs for our basic or classic product are in the €40 range, again, net of VAT and others. You know, we now have a range of products in Holland for example 5 different tiers of service that go as low as 14.95 on what we call our starter package, which we are bundling with voice and have launched for a limited period of time. There is no doubt that we will see, as time goes by, and as the mix of customers evolve, we will see a reduction in our ARPU, but I'll tell you that if you looked at our 5 year plan whereas before, maybe we though ARPUs were going to have, they looked like a 35, they may still have a 3 in front of them, because the vast majority of our customers today are still basic classic customers and even though we are selling in a greater proportion of light and entry level customers today, we are upgrading some of those, we expect to upgrade some of those over time and they still will represent a relatively small mix of the overall pie. I'd also point out that we measure a number we call, sort of, classic EBU data customers. And what we mean by that is, similar to the cable business where you take an EBU statistic, we are now looking at, sort of, data EBUs and taking total customers and dividing them by classic revenue and we are still gaining ground. So, the message there is, significant ground, the message there is despite the reduction in ARPUs and some of those lighter products, we are certainly overcompensated, that's being overcompensated by the growth in volume. So we are on an upward trend no matter how you look at it.

        In terms of consolidation opportunities in France, I mean, my view is one step at a time, this is our first big deal out of the box. It's, I think, a good one. Has, as I said, appropriately priced, good upside and we are going to digest this business, we are going to look at ensuring that we get the synergies as quickly as we can get them. But we certainly would obviously look at opportunities to grow that footprint if it made sense. But I wouldn't create any hopes on that, it's certainly a complicated marketplace with the players and we are just glad that we have this transaction signed up and looking forward to getting it integrated.

        <Q—Frank Knowles>:    That's great, thank you.

        <A—Michael Fries>:    Yeah.

        Operator: Our next question is from Matthew Harrigan with Janco Partners.

        <Q—Matthew Harrigan>:    There are 2 questions, one, 7.25 multiples, is a great multiple for Noos, particularly given the high advanced service penetrations, but it does beg the question that despite difficulties in the France market someone is willing to sell at that price. I mean, Suez is perceived as a willing seller but they are still retaining 20% and it looks like the growth rate, you know, 56 last year, maybe 80 this year. It's a higher growth rate probably then what you are getting in the other Western European markets. Can you give us your thinking on the transaction price and is there any sort of earn out for Suez at some point in time? And then secondly, you knew I was going ask this, on the data side, your pacings you said were 28,000 monthly in October, November and it looks like Europe was a little bit light of that on the data side, notwithstanding the tiering. Can you give us a little bit more granularity on that?

        <A—Michael Fries>:    I will start with the second question. I don't know that we provided any monthly pacing rates at all, in October-November, you can look at the quarterly numbers and draw conclusions. What I will tell you is, I'll just tell you that we set a very robust budget for data adds in 2004, both on the sales and the net gain side in particular, and you know, we are exceeding those expectations, that's really all I can say on that, Matt. On the multiple, clearly Suez is a willing seller, I mean, that has been attempting to sell the asset for some period of time and maybe that had an impact. I think from their point of view they felt they were getting 2 things, one was the ability to get some benefit from the '04 run rate achievements, as you pointed out a nice bump between '03 and '04, but secondly, they are retaining a 20% stake and their view is that perhaps there is upside on that asset, on that stake, which we certainly believe there is and so I think, they were happy with the transaction.

        <Q—Matthew Harrigan>:    Congratulations on the numbers.

        <A—Michael Fries>:    Yeah, thanks Matt.

        Operator: Our next question is from Ned Zachar with Weisel.

        <Q—Ned Zachar>:    Good afternoon everybody thanks very much. Could you just give us a little bit more color as far as the litigation that's is going on in Holland, settlement you've reached with the city of Amsterdam. Could you give us a little bit of your perspective there and how that might flow through to the other cities? That will be the first question.

        <A—Michael Fries>:    Yeah, we announced early on that we had a taken a rate increase across the other 50% of our cable systems in Holland, that had yet to receive the rate increase that we took in '03. We did that in January 1, there was a reaction by many of the cities since most of these were still under a contract, whereas last year's rate increases or harmonization activities were not in contract. What I will say is, and I think we announced it today that we have reached agreement with the City of Amsterdam which we view as an important milestone and we are certainly in very similar conversations with all of the other municipalities who are part of this million plus cable subscriber base. And we expect to reach comparable arrangements with them, essentially ensuring that by end of the year, we will be at our stated objective of €12.77 net of VAT and sales tax. €12.77 by end of the year of across our entire footprint. The only difference between what we had hoped to achieve and what we did achieve, we think we'll ultimate achieve is a phasing of those increases that will have an impact on what we might have otherwise budgeted, but are clearly in our guidance targets. And from our point of view, I think, I don't know whether we made this public or not, but these rate increases alone on this half of that Dutch sub base represents somewhere in the order of €44 million on an annualized basis to the EBITDA line. So, to some extent, we are willing to be cooperative with the cities to phase in those increases for the obvious benefits of having a significant improvement in our annualized results.

        <Q—Ned Zachar>:    Thank you. The second question is, I went through the release pretty carefully, I didn't see anything that was one-time in nature. Is 186 in EBITDA, adjusted EBITDA clean sort of run rate figure if you will?

        <A—Michael Fries>:    Well, it is obviously affected by the euro to some extent, and I think the average, what was the average euro in the fourth quarter Rick, what was our number there?

        <A—Frederick Westerman>:    1.26

        <A—Michael Fries>:    Sorry?

        <A—Frederick Westerman>:    1.26.

        <A—Michael Fries>:    In the fourth quarter, I think our average—yeah, so the average for the fourth quarter might not quite have been quite that high. But if it was 1.26, you know, that's a robust number. Assuming that the euro stays where it is, that obviously is something we will continue to realize.

        <Q—Ned Zachar>:    So except for the currency that's a number that we could…

        <A—Michael Fries>:    Yeah that's a good number. Yeah.

        <Q—Ned Zachar>:    And as far, give us any kind of sense or feeling you have about programming initiatives that you may or may not tackle throughout Eastern or Western Europe generally as a means to kind of drive digital penetration from levels where they are at today?

        <A—Michael Fries>:    Yes, I mean I think, if you look at the digital, our digital numbers, you will see that there are several markets where we've actually done a pretty good job on digital. In particular in Scandinavia, places like Norway and the reason is simple, in addition to having a good environment there for digital both from an analog rate point of view and otherwise, we have a lot of the key programming elements solved. We have good sports content, good movie content, good thematic general entertainment content. So, from our point of view, moving the needle on digital is a function of 2 things, the chicken and egg problem there and unfortunately there is 2 eggs and 2 chickens if you will. You've got both the programming situation in places like Benelux for example, where I think people are well aware of our—what's been happening there with us on the movie content and what Canal+ is considering doing with all over their movie and sports content. So, that's 1 element and then you've got the technology costs and suppliers who I think are more than willing to be accommodating on pricing of technology and digital boxes under the assumption that there will be significant volumes. So, one of the things that we've looked at in our evaluation, although I can't suggest that it is something we will definitely do, is we are looking at sort of a mass market opportunity in places like Holland where we will go from being what is today a sell-in model that we are achieving on a relatively slow clip to more of a mass market model where we try to get as many of the homes as possible to be digital straight away and then open that conduit up for both programming and technology costs to flow through. And that's an equation, as I describe it, that we are evaluating. Part of that puzzle will be the content side of things and I think there are a dozen initiatives we are working on across the Benelux market as well as Eastern European markets to help drive both our analog and our digital penetration and I am not willing to take the time and go through each one of them except to say that we are making good headway, we've got the right people focused on them. And if we do get more aggressive on a digital rollout model other than what we, sort of, budgeted we will certainly include as part of that plan, a very thorough update on where we see the programming picture evolving. So, maybe it's little premature to get into it.

        <Q—Ned Zachar>:    Terrific, these are good numbers, so well done. Thanks, for your time.

        <A—Michael Fries>:    Thanks.

        Operator: Our next question is from David Gladstone with Morgan Stanley.

        <Q—David Gladstone>:    Hi, good morning, good set of numbers. Just on the adds that you are projecting for next year, can you give us break out, sort of, how much of that will be Europe and how much will be, sort of, the other operations?

        <A—Michael Fries>:    Well, we are not providing that kind of granularity. We are saying that we think you should expect that a big chunk of those will be data customers as they were last year, that's one point, I would say you could look at Chile. As I said in my remarks, that market has generated over 100,000 net adds every year over the last 4 years. That's one data point. I am not suggesting that you can look at those in a linear fashion and that's one way to look at it. But we are just not providing that kind of granularity at this point.

        <Q—David Gladstone>:    Okay. And on the, you mentioned voice over IP, that is being trialed at the moment. Do you plan a commercial launch during, over the next year?

        <A—Michael Fries>:    Yeah. As I said in my remarks, we are launched on a trial basis in Holland and the current plan is to be commercial, I'd say, by late summer, early fall and we are also evaluating a SIP trial, so we are using a different technology than the packet cable technology, probably in Eastern Europe on roughly the same time line. We are in discussions with other network providers and technology, talking with Net2Phone, talking with Skype I mean, voice for us, the IP voice opportunity for us we think is huge. And what I'll tell you is that 2004 numbers do not anticipate a meaningful move in that product cause it's really a year of testing and launching, but I'll tell you that we think it's going to be a much more significant part of our future over the next 3 to 5 years. And every time we engage on it, every time we make a step along that path, we get more comfortable and more confident about its contribution to our business over time.

        <Q—David Gladstone>:    Okay, thanks. And just final question on the revolver facility or the facility A of this basic bank facility. Could you tell us what the drawings were at the end of the year in euros and any numbers since then?

        <A—Michael Fries>:    Charlie, do you want to get that one?

        <A—Charlie Bracken>:    Yeah, we've got about 250 plus drawn on it that we drew predominantly to meet the January interest payment. We're on 6 month fixings. We peaked at about 266, but we are deleveraging because we've got a lot of working capital flows in Q1 and certainly that's improved since that number, so we're about a little over 2…

        <Q—David Gladstone>:    I am sorry. So what was the year-end number, Charlie?

        <A—Charlie Bracken>:    About 266.

        <Q—David Gladstone>:    Great, thanks a lot guys.

        <A>:    Yeah.

        Operator: Our next question is from Barry Kaplan with Maple Tree Capital.

        <Q>:    Hi. Do you have any idea about how much capital this is going to require say in the first 12 months or so? And secondly, do you have any provision in the agreement to, at some point in the future to buy out Suez for a formula-based price?

        <A—Michael Fries>:    I will start with the second question. And I don't know, I presume we'll make these documents public. So what I'll say is, on the liquidity side, we certainly have negotiated a range of liquidity arrangements with Suez to begin with and Shane, jump in here if I misstep.

        <A—Shane O'Neill>:    Sure.

        <A—Michael Fries>:    To begin with, we do have any time in the first year of post closing, the right to acquire their 20% interest at the implied price at closing plus, I think it's 8%, Shane, isn't it.

        <A—Shane O'Neill>:    That's right, Mike.

        <A—Michael Fries>:    So we have a call on their stake at any time in the first year at essentially the purchase price plus 8% in the event that either we or they felt that it wasn't working or the relationship wasn't a positive one. We think it will be. And then secondly, there are put call arrangements that kick in, I believe, after 3 years that are more fair market value based with the ability to use cash or stock, things of that nature, I am not sure if, Shane, there's anything else to add to that but..

        <A—Shane O'Neill>:    Yeah, at the end of 3 years, they have the right to put it to us at fair market value. We can use our cash or stock or if we don't want to use our cash or stock, we could put the whole, we could choose if we wanted to, unlikely, to put the whole asset up for sale. And then at the end, if we haven't sold it at the end of year 3, it becomes a hard put.

        <A—Michael Fries>:    Right, so there is an interim step prior to a hard put kicking in, on their part to us, there is an interim step whereby we would attempt to, if we didn't want to exercise that hard put or be on the receiving side of it, we would attempt to sell the business. On the CapEx side, I don't know that we are disclosing that kind of detail today. I did mention in my remarks that while the network is an upgraded network and I think it's 100% digital ready and 80% data ready. We do feel that to get it up to our standards, it will require some capital. I think it's fair to say that in the first year, the first 12 months of ownership, so to speak, we will be slightly negative on the free cash flow side of things.

        <Q>:    Right.

        <A—Michael Fries>:    With respect to the CapEx and assuming a modest amount of leverage and interest burden on the asset, but over time it gets straight back to where it is today, a both very healthy EBITDA and positive free cash flow business. So, we are not going to describe in any detail the numbers today but we will be investing, on mostly a front-ended way in the network just to get it right to where we need it to be relative to our own standards.

        <A—Charlie Bracken>:    If I may, it was worth pointing out that Noos has a 20% equity ownership. We will put debt on that business, probably through our bank facility.

        <Q>:    Second year you'd be free cash flow positive?

        <A—Michael Fries>:    I don't think we want to get into that kind of detail at this point.

        <Q>:    All right, thanks.

        Operator: Ladies and gentlemen, we have time for 2 more questions. Our next response is from Steven Shapiro with Goldentree.

        <Q—Steven Shapiro>:    Hi, good afternoon. Can you talk a little bit about what you want the capital structure to look like longer term? And, does any of the news coming out of Liberty today in terms of how you're structured, impact what the ultimate capital structure is going to look like?

        <A—Michael Fries>:    You know, I don't think so, with respect to their announcement this morning, I mean I think, that you can assume that our strategic and financial aspirations are very much in sync with their strategic and financial aspirations. And by that I mean that we are working very cooperatively and very consistently with John and Dob and we are coming up with our desired objectives in a common manner. So our objective of being in the 4 to 5 times kind of net debt to EBITDA range is, I believe, consistent with where they would say they would want to be with this new entity. So I don't see any conflicts there in terms of where our business is today, where we want it to be and where perhaps their business is and where they may want it to be over time. So I think, from that point of view, I don't think, there is really any inconsistency. In terms of other elements of our capital structure, Charlie, do you want to address that?

        <A—Charlie Bracken>:    I think that we would, predominantly, we are looking to use the bank facility we have in place and a build on the ability of that facility to, to add incremental tranches. But I think it provides us with quite good flexibility to integrate acquisitions on a holistic basis.

        <Q—Steven Shapiro>:    Okay, so for the near term, you are satisfied with the, the Tranche B Amendment that was put in place recently and that short-term satisfies or addresses your…

        <A—Charlie Bracken>:    Well, I think, it satisfies any amortization pressure that we may have felt. I mean, clearly we are always looking to improve the pricing of our debt, you know, as the markets move around but I think certainly we have no amortization issue or covenant pressure, you know, at all, so that's very encouraging.

        <Q—Steven Shapiro>:    Is there a philosophy against the bond market at this point or—you say you are inclined to stick with the facility you have now. It is not the cheapest facility, obviously, so what do you…?

        <A—Michael Fries>:    I mean our average borrowing cost today is you know, 680, or 430 over EurIBOR, so it may not be the cheapest but it is a heck of a lot cheaper than the bond market. So I think, from our point of view we are borrowing in the 6's, albeit floating. I'll say that we have capped EurIBOR at, I believe, 3% this year, 3% next year and 4% the year after. So we are capped on about half of our facility in terms of exposure to floating rates but the bond market for us is, you never say never, Steve, but at this point in time, you know, we don't think there is any imminent or immediate need to tap that particular marketplace. I think Charlie has done a fantastic job and, in both, improving upon and creating a very fluid and positive environment with the banks in Europe and we think that that is a great source of capital for us to make acquisitions. It also creates or maintains what I would view today as a very simple capital structure, whereby, we have you know, one bank facility in Europe which we can very easily tack on new tranches to and you know, certainly, where we want to try to either fix rates or improve amortization as we move along. So, we'll, you never say never, and we'll be opportunistic where we can but I don't, I wouldn't view it as a near term opportunity.

        <A—Charlie Bracken>:    As we said we're 100% capped for '04, 50% for '05, '06.

        <A—Michael Fries>:    Right

        <Q—Steven Shapiro>:    Okay thanks

        <A—Michael Fries>:    Yep.

        Operator: Our next question is from Keith Fawcett with Merrill Lynch.

        <Q—Keith Fawcett>:    Hi, 3 questions. Am I correct that your debt leverage and liquidity charge excludes Noos from your pro forma?

        <A—Michael Fries>:    Yes.

        <Q—Keith Fawcett>:    And could you expand a little bit about your choice for a SIP-based telephone offering as opposed to packet in Eastern Europe? And you said that you are on the same timeline, does that mean that you are trialing it today?

        <A—Michael Fries>:    Yeah, was that all three of them?

        <Q—Keith Fawcett>:    Final question, you mentioned that your basic sub growth was between 2% and 3% last year and would have been higher at Holland, is that an…

        <A—Michael Fries>:    I said, the actual kind of basic cable growth was 1.2%…

        <Q—Keith Fawcett>:    1.2%

        <A—Michael Fries>:    …minus Holland where we lost customers, because we had, I think we reported pretty regularly on the non pay disconnect initiatives in Holland where we were cleaning up our customer base. I would add just as an anecdote that about a year ago our bad debt in that marketplace was I think, Charlie, somewhere around 4%? Today we are operating with bad debt in Holland of, you know, less than 2%

        <A—Charlie Bracken>:    That's right.

        <A—Michael Fries>:    1.8%, 1.7% so that we've, not only have we put everybody on a brand spanking new triple play billing platform with all the benefits of that but we have I think significantly improved the customer base and I think the bad-debt figure is the best example of that. So, let me, let you finish your third question.

        <Q—Keith Fawcett>:    Well, it was just that sub question—whether not you would anticipate in your guidance an acceleration of growth in that category?

        <A—Michael Fries>:    In the video category you mean?

        <Q—Keith Fawcett>:    Yes.

        <A—Michael Fries>:    Yes, I would say it's—because some of that video, when I threw the 90,000 number out, that came from both DTH and from analog cable and from Europe and from Chile. So, I mean, I think you should assume that we expect to have a better year in analog cable in Europe this year than last. On the SIP question, you know, there is, I mean, I'm sure a lot of you are following the market developments around Vonage and these other providers. There are advantages we think both in terms of speed to market and potentially costs in rolling out a SIP-based standard VoIP product. The disadvantages are that, you know, you may not be able to provide a carrier grade type service to customers, but you can certainly provide class of service, which we believe is going to be more than adequate for the type of market we are attempting to penetrate and for relative to the competition. If our CTO was on the call, he'd tell you that over time these 2 standards are going to get very similar, they are going to merge, and just going to be pretty comparable. What appeals to me about the SIP-based technology is that was just that, a speed to market opportunity, it's scaling well. I mean there don't seem to be any issues about scaling, you know, vendor costs or technology costs seem to be where we'd want them to be and that's why we are going to hedge our bets. We are going to look at all the technology solutions, we will probably even test the Net2Phone solution and see how that works, because I think you need to be flexible here, you need to be, you don't want to be—you want to be smart about all these technologies, you want to make sure you are not missing something. At the same time you don't want to have 17 different flavors. So we certainly won't, I don't want to give you the impression that the next 2 to 3 years we are going to have 4 or 5 different models, these are trials for the most part. A trial is intended to get us as smart as we can be about the best solution and I think that today that's where we are and I think a SIP-based trial in Eastern Europe makes a lot of sense to us.

        <Q—Keith Fawcett>:    Great, thanks.

        Operator: Our last question is from Mr. Frank Knowles with New Street.

        <Q—Frank Knowles>:    Hi, yes, or a couple of extra questions. On your 2004 key initiatives you listed some off-net possibilities: chello over DSL and IPTV in Sweden. I wonder if you could expand a bit on those? Would you be launching the chello over DSL in some trial markets first or would that be a broader launch? Would you be working with specific DSL operators, how would that work?

        <A—Michael Fries>:    Yeah, on the, let me start with the IPTV one first, we are, we do expect to launch an IP—so, essentially video over the internet service in Sweden where we are, in essence, the program provider to an existing network owner who has built fiber to some homes where we don't have network today. So we have taken the opportunity of packaging our content and providing sort of the technical integration of our services with that network and the provision of that service will be an IP based video service over the Internet and for us it's a first step but what I'll tell you is that it is definitely a technology that is working and may very well be as viable as—it has disadvantages, not the least of which is the inability of using multiple TV's and things of that nature, but it is something we watch closely and believe in to the point that we are going to get smart about it by actually launching ourselves in the market. On the chello side, I mean the obvious point here is you take a market like Holland where we have nice market share, 40% of the market or so, but that other 60% of the market, our competitors, our DSL competitors are selling across 100% of the market. So they are getting advantages of national marketing and national scope and nationwide branding and things of that nature and we are really stuck in our 40%. It seems to us that our ability to be competitive with what is clearly a very strong brand in markets like Holland for example, could be enhanced by looking at off net opportunities. So, I'll tell you these are early days and we don't have any immediate initiatives planned, but it is something I would say is on the table to be looked at and evaluated, but it wouldn't look a whole lot much different than anybody else's offering except that we have the advantages of our own network where for integration purposes, our own bandwidth, access, our own backbone, our own billing, I mean, we'll have a lot of advantages over somebody just waking up deciding that they want to get into the reseller business obviously. So, it's those advantages we are looking to leverage in places where we have great market share on net and we think there is great opportunity off net.

        <Q—Frank Knowles>:    I am sorry, just following up on the IP TV, is that something where, on a broader scale, you'd need to renegotiate content agreements or is your existing agreement largely allow you to offer the content you have over…?

        <A—Michael Fries>:    Varies, but in many cases we do have IP rights for video content. In other cases we don't. I believe in this instance, we obviously have the rights and I don't think it's a complexity. But I think that's, I don't think—we can't generalize about that today. In some cases I think we do in other cases we don't. So, you know, to be aggressive on a broader basis you would have to sort that out.

        <Q—Frank Knowles>:    That's great, thank you.

        <A—Michael Fries>:    Yeah, okay. Well listen, I think that's about an hour, so we appreciate everybody's time and attention, and, as usual, you know where to find us if you have follow-up questions, and we look forward to talking to you soon. Thanks.

        Operator: Thank you ladies and gentlemen. This concludes the UnitedGlobalCom year-end 2003 Investor call. If you would like to listen to a replay of today's conference call, please dial either 1-800-642-1687 or 706-645-9291 followed by the pass code 560-4487. Once again, if you would like to listen to a replay of today's call, please dial either 1-800-642-1687 or 706-645-9291 with the pass code 560-4487. You may also access a replay of today's conference call by visiting the UnitedGlobalCom corporate website at www.unitedglobal.com. Thank you again for participating, you may now disconnect.

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